Exhibit 10.6

Project Agency Cooperation Agreement

Party A: Beijing Tongzhilian Cultural Development Co., Ltd

Legal Representative: Huang Fang

Unified Social Credit Code: 91110105MAD1XW1T2K

Party B: Beijing Jiguantong Technology Co., Ltd.

Legal Representative: Gong Liyuan

Unified Social Credit Code: 91110112MA01NE2P94

Whereas Party A entrusts Party B to promote Party A’s cooperative study tour, research trip, summer camp, art performance and other products nationwide during the term of this Agreement, and Party B accepts Party A’s delegation, upon friendly consultation, Party A and Party B enter into this Agreement on the principles of equality and free will, and pursuant to the Civil Code of the People’s Republic of China, and other relevant laws and regulations.

Article 1 Responsibilities of Party A

1)	Provide information about its cooperative study tour and other products, and study tour industry information related to the cooperative projects to Party B in time;

2)	Provide and timely inform Party B of the enrollment standards and conditions for the cooperative projects;

3)	Positively cooperate with Party B to carry out publicity, lecture, consulting and other activities for the cooperative projects, and provide Party B with the relevant electronic promotion materials;

4)	Provide Party B’s personnel with necessary training, so as to help Party B’s personnel to better know the cooperative projects;

5)	To provide support to the activities recommended by Party B, including response to the questions raised by the customers in the recommended activities;

6)	Screen the customers recommended by Party B, and timely give feedback on the screening results; provided that Party A is not obligated to accept all customers recommended by Party B. Party A may screen the customers who meet Party A’s requirements of the study tour products based on the specific situation of the customers recommended by Party B.

7)	Responsible for personal safety of Party B’s customers during the study tour period to the extent required by the laws.

Article 2 Responsibilities of Party B

1)	Positively promote the cooperative projects, and cooperate with the activities to arrange corresponding consulting, investment promotion and other marketing activities;

2)	Promote the cooperative projects in strict accordance with the study tour project information, price and promotional materials provided by Party A, without any overstatement, misstatement or untrue commitment. If Party B makes any overstatement, misstatement or untrue commitments without permission, resulting in violation of the laws, regulations, rules or relevant provisions and Party A’s accountability for administrative, civil or criminal punishment, Party B shall indemnify Party A for all damages, and shall assume all resulting consequences and liabilities;

3)	Select the customers enrolling for the cooperative projects in strict accordance with Party A’s requirements, and truly reports all information of the customer to Party A;

4)	Clarify the cooperative relationship with Party A to the customers and the public, sign the relevant agreements with the enrolling customers, and issue the relevant receipts and documents;

5)	Timely provide the list and data of the enrolling customers to Party A;

6)	Collect the enrollment fees and/or all cooperative project costs from the enrolling customers first based on the guide selling price fixed by Party A; after Party B receives the above fees and costs, Party B shall transfer the amounts to Party A’s bank account at the settlement price agreed by the Parties;

7)	Give feedback on the market conditions to Party A in time, and do not have any behaviors that damage reputation of Party A;

8)	Upon expiry of this Agreement, Party B shall not use or permit a third party to use all materials learnt from Party A, including but not limited to pictures, voices, images, texts, software, information, materials, analysis and reports. Otherwise, Party A reserves the right to claim against Party B.

9)	Without Party A’s written consent, Party B shall not assign such authorization to any third parties.

Article 3 Refund

1)	In case of refund for personal reasons of Party B’s customers, Party A reserves the right to deduct necessary fees, and refund the remaining study tour fees to Party B. Then, Party B shall make refund to the enrolled customers.

Article 4 Confidentiality

Except otherwise agreed herein, any party shall keep confidential the contents of this Agreement and any trade secrets of the other party learnt in execution of this Agreement, including but not limited to the price of the products or services of other party, customer information, and disputes related to the cooperative project, and shall not, without consent of the other party, use or disclose the same.

Article 5 Term and Termination

1)	The term of this Agreement shall be from November 10, 2023 to November 9, 2024. In case of adjustment to the clauses or prices, the Parties shall sign a supplementary agreement, which shall have the same legal effect as this Agreement.

2)	If any party hereto seriously violates the obligations hereunder, the other party may immediately terminate this Agreement by giving a written notice.

3)	This Agreement shall come into force after the Parties affix seal, and shall be in duplicate, both of which shall have equal legal effect.

Article 6 General Matters

1)	This Agreement shall not constitute partnership, joint venture, or employer/employee relationship between the Parties.

2)	This Agreement shall be the entire contract between the Parties, and shall supersede all previous contracts and understandings between the Parties. No alteration shall be made to this Agreement unless the authorized representatives of the Parties sign a document in writing.

3)	Without written consent of the other party, neither party shall assign this Agreement to any third parties.

Article 7 Dispute Resolution

Any disputes between the Parties arising out of execution of this Agreement shall be settled through friendly negotiation. If negotiation fails, any party reserves the right to file a lawsuit to the Defendant’s local people’s court.

Party A (Seal):	Party B (Seal):

Authorized Representative (Signature):	Authorized Representative (Signature):

Date: November 10, 2023	Date: November 10, 2023

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